UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2025
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Immuneering Corporation
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-40675	26-1976972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
245 Main St.
Second Floor
Cambridge, MA 02142
(Address of principal executive offices) (Zip Code)
(617) 500-8080
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	IMRX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 17, 2025, Immuneering Corporation (the "Company", "we", "us" and "our") announced interim data from its ongoing Phase 2a clinical trial arm evaluating atebimetinib (formerly known as IMM-1-104), a once-daily oral mitogen-activated protein kinase kinase ("MEK") inhibitor, in combination with modified Gemcitabine/nab-Paclitaxel ("mGnP") in first-line pancreatic cancer patients (the "mGnP Arm"), which is part of Company's ongoing Phase 1/2a clinical trial of atebimetinib in patients with advanced RAS- and/or RAF-mutant solid tumors.

The Company announced that, as of a cutoff date of May 26, 2025 (the "Cutoff Date"), of the 36 response evaluable patients in the mGnP Arm dosed at the 240 mg or 320 mg once-daily dose level of atebimetinib in combination with mGnP, one patient achieved a complete response, 13 patients achieved a partial response (with four such patients pending response confirmation at a subsequent scan), 15 patients achieved stable disease, and seven patients showed progressive disease, collectively representing an interim 81% (29/36) disease control rate ("DCR") and an interim 39% (14/36) overall response rate ("ORR"), in each case as measured by the Response Evaluation Criteria in Solid Tumors ("RECIST") method.

The Company also announced that, as of the Cutoff Date, 94% overall survival ("OS") and 72% progression free survival ("PFS") were observed in the intent-to-treat population of 34 patients dosed at the 320 mg once-daily dose level of atebimetinib in combination with mGnP (the "320 mg ITT Population"), in each case with a median follow-up time of six months. As of the Cutoff Date, neither the median OS nor the median PFS of the 320 mg ITT Population had been reached.

The Company also announced that, as of the Cutoff Date, atebimetinib in combination with mGnP was observed to be generally well tolerated. As of the Cutoff Date, Grade ≥ 3 treatment-emergent adverse events ("TEAEs") observed in 10% or greater of patients in the 320 mg ITT Population were limited to Anemia (six patients or 18%) and Neutropenia (five patients or 15%). No Grade 5 TEAEs were observed in this subset of the patient population.

Also on June 17, 2025, the Company announced that additional data from the Phase 2a portion of the Company’s atebimetinib Phase 1/2a trial was expected in the fourth quarter of 2025, and that the Company planned, pending regulatory feedback expected in the fourth quarter of 2025, to initiate a pivotal trial evaluating atebimetinib in combination with mGnP in first-line pancreatic cancer patients in 2026, and to initiate additional clinical trial combination arms evaluating atebimetinib also in 2026.

Forward-Looking Statements

This Current Report on Form 8-K (this “Current Report”) contains forward-looking statements, including within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, statements regarding the design and conduct of the Phase 1/2a clinical trial of atebimetinib, the timing of a planned pivotal trial evaluating atebimetinib with mGnP, plans for additional atebimetinib combination therapy trials, the timing and substance of regulatory feedback, and the timing of release of additional data from the ongoing Phase 1/2a clinical trial of atebimetinib.

These forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the risks inherent in oncology drug development, including clinical trials.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 20, 2025, our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2025 and filed with the SEC on May 5, 2025 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report. Any such forward-looking statements represent management’s estimates as of the date of this Current Report. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Current Report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNEERING CORPORATION

Date: June 17, 2025	By:	/s/ Michael D. Bookman
Name: Michael D. Bookman
Title: Chief Legal Officer and Secretary